Exhibit 4.41

Drama Series "Here to Heart" Joint Production Agreement

Domestic Drama Series "Here to Heart" Joint Production Agreement

Supplementary agreement

Party A: Jumei Media Wuxi Co., Ltd.

Address: No. 2009 Lihu Avenue, Wuxi City

Telephone: +86-510-85175517

Party B: Khorgos Guanda Media Co., Ltd.

Address: No. 109 Yandang Road, Fuxing Plaza Room 409, Shanghai

Telephone: 021-63233329

After friendly negotiation, Party A and Party B reached the following unanimous agreement on the "Jointly Produced Agreement for Domestic Drama Series "Here to Heart" (temporary name):

I. Cooperation Project

1. Drama Name: "Here to Heart"(hereinafter referred to as the Drama). Change of the Drama’s name will not affect the contents and validity of this agreement.

2. Length of the Drama: The Drama consists of 36 episodes (SARFT license shall prevail final length). The actual length of each episode shall not be less than 45 minutes, including 3 to 4 minutes of titles and credits;

3. Date of production: The Drama shall start preparation in April 2016 and begin shooting no later than March 2017. Shooting period is 100 days and it will broadcast no later than the end of July 2017;

4. If the Drama is unable to start or complete shooting within the aforementioned time due to force majeure, such as weather, natural disasters and government actions, Party A and Party B shall negotiate and determine the alternative completion time minimize losses.

II. Script

1. Script Copyright: Party A ensures that it has legally acquired the novel, Here to Heart’s (Author: An Ning) adaptation right. Party A’s Adaptation Right Acquisition Agreement shall be included in this Agreement’s appendix. Both parties agree to adapt the script in accordance with the novel Here to Heart and Party B shall be responsible for adaption monitoring and script creation. In the event that Party A does not violate this Agreement and Party A has obtained the adaptation right, Party A agrees that Party B shall be entitled the right to adapt the Drama after signing this Agreement and Party A shall not authorize any third-party other than Party B for adaption. Party B shall not re-authorize the adaption right to any third-party without Party A's written consent.

2. Party A has paid RMB500,000 to obtain the adaption right of the novel Here to Heart and both parties agree to include the fee in production costs of the Drama.

3. Both parties agree that all fees relating to the script, including but not limited to script writing fees and travel costs shall be included in production costs of the Drama.

4. Both parties agree that after Party B completes the adaptation and creation of the script, the script’s copyright belongs to both Party A and Party B within the scope of transferable by law.

Drama Series "Here to Heart" Joint Production Agreement

III. Shooting and Production

1. Shooting

(1) Party A and Party B agree that unless otherwise agreed in this agreement, Party B shall be solely responsible for the management of the project, such as obtaining approval and licenses and related matters in shooting, production, post-production, distribution, etc. Related costs shall be included in production costs.

(2) Both parties agree that Party A has the right to make relevant suggestions about the Drama (including but not limited to budgeting, selection of director and main actors, distribution and promotion, etc.). After Party A proposes relevant suggestions, both parties shall negotiate and confirm in written format. Party B shall implement the suggestions after both parties confirm in writing.

(3) Party B is obligated to complete the production of the drama with the production costs agreed in this agreement. Party B is responsible for the specific implementation of the budget once both parties confirmed. Party A has the right to entrust a person as a financial personnel to participate in supervision of the proprietary account. Both parties agree that all fees and costs related to the Drama shall be approved by the final reviewer. Both parties agree that the aforementioned final reviewer is Chief Producer.

(4) Party B is fully responsible for the production and management of the Drama. Party B shall be responsible for the production and artistic quality of the Drama.

(5) Party B shall be responsible for signing employment contracts with all staff members (including but not limited to producers, directors, and actors, etc.). The remuneration of the producers, directors, and main actors shall be included in production costs. Party A shall not assume any responsibility for the resulting labor contract dispute.

(6) Party B shall promptly inform Party A about shooting, production and distribution of the Drama. Party A has the right to ask Party B for relevant information concerning the Drama.

(7) Both parties shall complete shooting budget 30 days before the shooting takes place. Party B shall report to Party A about the shooting and use of the funds in written format every two weeks (subject to postponement in case of statutory holidays) to ensure completion of the shooting

(8) Party B shall not perform irrelevant business activities in the name of the filming team during shooting. Party A shall not bear the related costs and responsibilities. If Party A incurs any loss, Party B shall be liable for compensation.

(9) Party B shall take necessary and reasonable measures to ensure safety of crew members and property safety in the shooting process. If Party B fails to carry out the aforementioned safety responsibility and causes any personal injury or property damage, Party B shall bear all costs and liabilities arising therefrom.

(10) Party B shall provide Party A with an audit report issued by a third-party auditing institution and a cost split sheet of the Drama after the shooting is completed. Meanwhile, Party B shall issue corresponding invoices to Party A based on the proportion of investment for costs incurred in preparation, shooting, production and distribution of the Drama.

2. Post-production

Party B shall be responsible for converting the high-definition master tape into 2 sets of untitled tracks that conform to the broadcasting/distribution standards. (Enclosed a seized dialogue computer disk, a complete music list, 90 seconds of opening and ending song respectively, credits, scripts, posters and a stills disk, etc. Each party keeps a set.

Drama Series "Here to Heart" Joint Production Agreement

3. Promotion

(1) Both parties are responsible to fully invest in the formulation and implementation of the overall promotion plan for the Drama.

(2) Promotion contents of the Drama must be jointly confirmed by both parties in advance, including but not limited to promotional contents and promotion rhythm, etc. related to the Drama.

(3) Both parties agree that Party B shall be responsible for managing and operating the Drama’s official distribution channels such as Weibo and WeChat (if any). Party B shall interact with Party A's promotional resources in real time.

IV. Production Costs, Investment and Investment Date

1. Production Costs:

(1) Both parties confirm that the total production budget is approximately RMB100 million (RMB100,000,000). A detailed budget shall be submitted by Party B 30 days before the shooting, and final production costs shall refer to the total production expenses in the settlement report provided by Party B.

(2) Party B shall strictly implement the shooting and production budget. If special circumstances lead to the total cost exceeding the total amount of budget specified in item (1) above, it shall be reviewed and confirmed by both parties in written format. The additional costs that have been confirmed by both parties will be included in the total production costs of the Drama. In order to ensure the smooth shooting of the Drama, if one party does not recognize the additional cost, the other party can make it up. The proportion of investment and income distribution shall be calculated in accordance with the proportion of the actual capital contribution.

2. The Proportion of Investment:

(1) Both parties agree that Party A and Party B’s proportion of investment shall be 40%: 60% unless otherwise agreed in this agreement. Both parties agree that without prejudice to the rights and interests of the other party to the contract agreed in this agreement, one party may transfer its share of investment to other partner units and sign a joint production agreement in the name of Party A or B, with the consent of the other party. The new joint production agreement does not affect the ordering of the parties in this agreement. The rights of the new partner unit shall not exceed the scope of the rights of Party A and Party B stated in this agreement, otherwise the transferor shall be liable to all legal consequences. In the event of the aforementioned share transfer, the shares transferred by Party A or B shall not exceed 50% of the respective investment shares stipulated in this agreement, unless otherwise agreed by both parties.

(2) Both parties agree that Party B shall be responsible for opening an independent proprietary account for the Drama in the name of the filming team. The proprietary account shall be managed by Party B and jointly supervised by both parties. Party B shall provide Party A with a USB Key to access the account.

3. Both parties agree that the payment time, payment method and phased payment proportion of the investment shall be determined by both parties in a supplementary agreement.

Drama Series "Here to Heart" Joint Production Agreement

4. In order to ensure smooth shooting of the Drama, if one party does not make payments on time, the other party has the right to subsidize or introduce new investors. The income distribution between investors shall be based on the proportion of actual investment.

V. Distribution and Income Distribution

1. The copyright of the Drama is jointly owned by both parties in accordance with their respective investment proportions. Copyright includes but not limited to TV broadcasting rights in People's Republic of China (including Hong Kong, Macao and Taiwan) and all regions overseas (including but wireless, cable and satellite channels, etc.), high-definition copyright, online broadcasting rights (including but not limited to Internet, digital TV, mobile phone TV, mobile TV, IPTV, VOD and other new media broadcasting and distribution rights) and distribution rights of audio-visual products(including but not limited to VHS, VCD, DVD, books, games, and other derivative products).

2. Distribution of investment income: Both parties agree that all proceeds of the Drama are allocated based on the proportion of investment. Proceeds=project income (including total distribution, embedded advertising and sponsorship) - project costs (including costs of embedding advertisement) - distribution costs - embedded advertisement or sponsorship agency fee. Revenue distribution of the Drama validates for 10 years since the day of license issuance. Party A and Party B will renegotiate income distribution after 10 years.

3. Distribution rights: Party B shall be responsible for maximization of distribution interests and issues related to the Drama’s domestic and international distribution via new media. Party B shall provide a distribution plan and confirm with Party A in advance and all copies of distribution contracts must be submitted to Party A. If there is disagreement between the two parties on the distribution plan, Party A shall respect Party B's professional choice.

4. Distribution costs: Distribution costs include distribution fee and promotion fees from shooting to broadcasting. Distribution fee shall be 15% of total distribution costs.

5. Embedded advertisement and sponsorship: Both parties may engage in the placement of advertisements or other forms of sponsorship on the basis of not affecting the overall interests of the project, but the filming team must confirm before contract signing and execution. 30% of the advertising or sponsorship income shall be used for business expenses of the soliciting party and no more than 10% of the advertising or sponsorship income shall be used for filming. The remaining balance shall be allocated to Party A and Party B according to the proportion of income distribution.

6. Taxes: Each party bears its own taxes including VAT and income tax based on project income. Party A shall cooperate with Party B and issue proprietary invoices for value-added tax in the process of receiving the distributed income.

7. If a force majeure occurs during filming and distribution of the Drama and the cause is recognized by both parties and it is no party’s fault, each party shall bear the losses incurred based on the proportion of investment.

8. Repayments: Party B guarantees that after obtaining the distribution license, both parties will reconcile their earnings from the previous natural month on the fifth working day of each natural month. Party B shall remit Party A’s income from the previous natural month to the following account within 3 working days after the reconciliation.

Account Information:

Account Name: Jumei Media Wuxi Co., Ltd.

Bank: China Construction Bank Wuxi Xuelang Branch

Account Number: 32001617148052504017

Drama Series "Here to Heart" Joint Production Agreement

9. The prizes and honors won by the Drama are shared by both parties. Cash rewards or other awards are enjoyed by both parties in proportion to the actual investment. The expenses incurred due to participation of competition shall be determined by the two parties through consultation. Neither of the two parties shall participate in the competition without consent from the other party.

VI. Theme Songs, Music and Acoustic Recordings

1. Both parties agree to have Party B responsible for signing cooperation agreements with suppliers after all theme songs of the Drama (including opening song, ending song and episode, etc.) and background music is jointly confirmed by Party A and Party B in written format. Relevant costs are included in production costs of the Drama.

2. The copyright of theme songs and background music created for the Drama is jointly owned by Party A and Party B. Party B shall be responsible for business operations of licensing the music copyright and all proceeds shall be distributed according to the proportion of investment.

VII. Right of Authorship:

1. Both Parties agree that in both the master tape and broadcasts, the subtitles in the beginning and end of the Drama will include the names of all the staff members, producers, camera crews and co-producers confirmed by Party A and Party B

2. The ranking of producers: Party A is at the front, other producers’ information shall be determined by Party B. The ranking of main creation personnel: Party A is at the front, other personnel’s information shall be determined by Party B. Party B has the right to add a list of project staff and supervisors to facilitate distribution, but other authorships and rankings do not affect the aforementioned ranking order of Party A and Party B.

VIII. Force Majeure

1. The party subject to force majeure should inform the other party by telephone immediately after becoming aware of the occurrence of force majeure, notify the other party in written format within seven working days after the telephone notification, and deliver it along with supportive evidence of the incident by express mail or registered mail within 15 days after the occurrence of the force majeure. The party has the responsibility to eliminate or mitigate the force majeure effects.

2. Either party unable to perform or partially unable to perform or delay execution of the agreement due to force majeure will not constitute a breach of contract.

3. If the Drama fails to obtain distribution license or permission to broadcast during the prime time due to the content, all losses shall be shared by both parties in accordance with the proportions stipulated in this agreement and shall not affect distribution of the Drama overseas.

IX. Insurance

Party B promises to take all necessary protective measures and purchase all necessary insurance to ensure that all personnel involved in the Drama (including but not limited to directors, actors and other staff, etc.) fully compensated for accident related injury, death and property damage etc. in the filming process. Relevant insurance expenses shall be paid directly by Party B using production fees. Staff members who are unable to be insured at work but need compensation from producers, the expenses shall be shared by Party A and Party B according to the proportion of investment.

Drama Series "Here to Heart" Joint Production Agreement

X. Breach of Contract

1. Either party violates any of the provisions of this agreement and does not correct the breach within 7 days after receiving the written notice from the observant party, the default party shall pay RMB2 million (RMB2,000,000) to the observant party for delinquency.

2. If the liquidated damages as stipulated in 1 is insufficient to make up the losses, compensation or damages (including losses, interests, liquidated damages and fines, etc.) caused by the default party, the default party shall be responsible for the compensation in addition to breach of contract.

XI. Termination of Agreement

1. Unless otherwise agreed in this agreement, if any party to this agreement violates the terms or warranties of this agreement, the observant party has the right to require the default party to correct or remedy the breach in written format. If the default party does not correct or the violation is unable to be remedied within 30 days after receiving the written notice, the observant party has the right to terminate the agreement unilaterally.

2. If any party to this agreement fails to pay production costs or other related expenses in time as stipulated in this agreement and does not pay within 10 working days after receiving the written notice, the observant party shall have the right to terminate the agreement before the date of expiration.

XII. Confidentiality Terms

Both parties agree that this agreement and any data or information exchanged or acquired by Party A and Party B as a result of the conclusion and performance of this Agreement is confidential. Both parties ensure that such data is kept strictly confidential and will not disclose to any third-party company unless obtained written consent from the other party or required by applicable laws, valid rulings of judicial authorities or decisions of administrative authorities.

XIII. Applicable Law and Dispute Resolution.

1. The conclusion, validity, performance and interpretation of this agreement shall be governed by current laws and regulations of People's Republic of China (only serves for the purpose of this agreement, excluding Hong Kong, Macao and Taiwan)

2. As a result of all disputes arising from the conclusion, validity, interpretation and implementation of this agreement, both parties shall consult and resolve the matter on the basis of mutual understanding and friendly consultation. If no settlement can be reached through negotiation, both parties may file a lawsuit with the people’s court in the place where the party filing the lawsuit is located.

XIV. Others

1. This agreement is in two originals. Each party keeps one original and both originals have the same legal effect.

2. This Agreement shall commence on the day both parties sign and seal.

3. This agreement was signed by both parties in Chaoyang District, Beijing.

(No content below)

Party A: Jumei Media Wuxi Co., Ltd. /Stamp/	Party B: Khorgos Guanda Media Co., Ltd.

Representative:	Representative:

2016	2016

Domestic Drama Series "Here to Heart" Joint Production Agreement

Supplementary agreement

Party A: Jumei Media Wuxi Co., Ltd.

Address: No. 2009 Lihu Avenue, Wuxi City

Telephone: +86-510-85175517

Party B: Khorgos Guanda Media Co., Ltd.

Address: No. 109 Yandang Road, Fuxing Plaza Room 409, Shanghai

Telephone: 021-63233329

After friendly negotiation, Party A and Party B reached the following unanimous agreement on the "Jointly Produced Agreement for Domestic Drama Series "Here to Heart" (hereinafter referred to as the original agreement) signed by both parties:

1. Both parties agree that paragraph 2 of Article I. of the original agreement was amended to read:

I. 2, Length of the Drama: The total length of the Drama shall be 40 episodes (ultimate SARFT issuance license shall prevail). The actual length of each episode shall not be less than 45 minutes, and the length of titles and credits shall be 3 to 4 minutes;

2. Both parties agree that the original agreement IV. 1 (1) was amended to:

IV. 1 (1) Both Party A and Party B confirmed that the total production costs budget for the Drama shall be approximately RMB 240 million (RMB 240,000,000). Party A invests 40%, that is, RMB96 million (RMB96,000,000). Party B invests 60%, that is, RMB 144 million (RMB144,000,000). A detailed budget shall be submitted by Party B 15 days before shooting. Final production costs shall be based on the total production costs in the settlement report provided by Party B. If the total production costs in the settlement report exceeds the budget, it shall be executed in accordance with IV. 1 and (2).

3. According to IV. 3 of the original Agreement, Party A and Party B shall determine the payment time, payment method and phased payment proportion of investment for the Drama as follows:

1) Both parties shall pay 30% of their total investments within 3 days after Party B submits the detailed budget and gets approved by Party A. Party A invests 40% of the total investment, that is, RMB28.8 million (RMB28,800,000). Party B invests 60% of the total investment, that is, RMB43.2 million (RMB43,200,000). The detailed budget submitted by Party B was sealed by both parties and each party keeps a copy.

2) Both parties shall pay 30% of their total investment within 3 days before shooting or no later than July 18, 2017 (the sooner the better). Party A invests 40% of the total investment, that is, RMB28.8 million (RMB28,800,000). Party B invests 60% of the total investment, that is, RMB43.2 million (RMB43,200,000).

3) Both parties shall pay 20% of their total investment when half of the shooting is done or no later than August 25, 2017 (the sooner the better). Party A invests 40% of the total investment, that is, RMB19.2 million (RMB19,200,000). Party B invests 60% of the total investment, that is, RMB28.8 million (RMB28,800,000).

4) Both parties shall pay their remaining balance within 7 days prior to the date of fixing or no later than October 5, 2017 (the sooner the better). Party A invests 40% of the total investment, that is, RMB19.2 million (RMB19,200,000). Party B invests 60% of the total investment, that is, RMB28.8 million (RMB28,800,000).

5) The above investment is calculated on a RMB240 million basis.

6) Party B shall issue receipts to Party A within 3 working days after receiving investment funds from Party A. Both parties agree that all proceeds actually received from the project shall be distributed according to the original agreement, and the project shall be confirmed through dual methods. After confirming the project income does not breach the risk of compensation, the remaining balance of total proceeds shall be distributed according to the proportion of investment within 45 days after being broadcasted. After the distribution amount is confirmed in written format by Party A, Party B will remit the aforementioned amount to Party A’s account in the original Agreement.

7) The fees paid by both parties prior to signing this Agreement, including but not limited to the script adaptation rights expenses and cast expenses will be paid out to the paying party from the co-managed account in accordance with the procedures agreed in this agreement after the payment party provides the corresponding payment vouchers.

4. Both parties agreed that the above investment and all proceeds generated from the project will be remitted to the proprietary account set up by Party B for the Drama. The details are as follows:

Party B account name: Khorgos Guanda Media Co., Ltd.

Bank: Shanghai Pudong Development Bank Silver Tower Branch

Account Number: 98760154800001045

1) Each transaction in the proprietary co-managed account shall be confirmed in the following manner: (1) Party A shall be responsible for approving transaction (vouching) initiated by Party B via online banking. (2) Both parties need to seal on the receipts if a transaction is initiated in a banking center (both parties have to use the same seal used when opening the co-managed account) and Party B shall provide a periodic report on the use of project funds to Party A. If the above transaction is within budget, Party A shall complete approval within 6 hours after Party B initiates the transaction (vouching). Transactions that cannot be completed on the same day due to bank’s payment time will be completed in the next trading day. For expenses beyond the budget or exceeding the original budget, Party B shall submit a written notice to Party A at least three days prior to the payment. Payments will be made if both parties agree to pay, otherwise, the agreement shall be executed in accordance with the original agreement IV. 1 (2).

2) Both parties agree to set up a backup reserve account, which will be paid by the co-managed account, totaling RMB1 million. The backup reserve account is managed by Party B and Party A has the right to check the account at any time. The backup reserve is used to pay for miscellaneous expenses and disburse related transactions prior to approval. Both parties will execute in accordance with the attached backup reserve utilization specification.

3) If the total amount paid by the co-managed account exceeds the total amount of the investment as stipulated in this agreement, execute in accordance with the original agreement Article IV. 1 (2).

Both parties agree to amend the contents of V. 2 of the original agreement:

V. 2. Distribution of investment income: Both parties agree that 10% of all proceeds from the Drama will be distributed to third-parties in accordance with the agreement between Party B and the third-parties (the agreements are valid attachments to this agreement), and the remaining 90% will be allocated based on both parties’ actual investment, that is, if Party A actually invests 40%, it shall get 36% of all proceeds and so on. "Proceeds" = income before Value Added Tax (total distribution amount and embedded advertising or sponsorship) - project costs (including costs for embedding advertisement, etc.) - distribution costs - costs of embedded advertising or sponsorship agency fees;

The rest of V. 2 of the original Agreement remains unchanged.

6. Both parties agree that either party signing revenue-related contracts with third-parties (including but not limited to drama release and copyright license) must submit a copy of the contract to the other party unless otherwise agreed by Party A and Party B. The proprietary account stipulated in this agreement must be the only receiving account used to sign contracts with third-parties.

7. Either party fails to remit any project proceeds to the proprietary account is the party in fault. If the party in fault fails to remediate within 15 days after receiving the reminder from the innocent party, the party in fault shall pay liquidated damages equal to 2 times the unremitted amount.

8. If there is any inconsistency between the original agreement and this agreement, this agreement shall prevail.

9. This agreement is in two originals. Each party keeps one original and both originals shall have the same legal effect.

10. This agreement shall commence on the day sealed by both parties.

Party A: Jumei Media Wuxi Co., Ltd.

Stamp: /Stamp/ Jumei Media Wuxi Co., Ltd.

Party B: Khorgos Guanda Media Co., Ltd.

Stamp Date: June 15, 2017

Appendix

Backup Reserve Usage Specification

1. The backup reserve under this agreement is RMB1 million (RMB 1,000,000.00) and it should be paid/supplied by co-managed account. The backup reserve is used to pay for miscellaneous fees and make advance payments when relevant transaction’s approval is not completed in time.

2. Miscellaneous fees paid with the backup reserve includes but not limited to temporary venue rental and vehicle rental, fuel costs, temporary food and beverage expenses, drama fees(including office supplies, etc.), emergency medical insurance advance payment and reimbursement of other unforeseeable emergency expenses. Party B shall provide supportive evidence of the expenses to Party A within a week and before the backup reserve is refilled. Supportive evidence includes but not limited to contracts, invoices, miscellaneous fees tables, and internal written approval.

3. If Party A's fails to complete the approval process in time and Party B decides to use the backup reserve to pay for expenses, Party B shall recall the application in the banking system and inform Party A with written notice at the same time to avoid double payment. If the backup reserve is insufficient for the payment, Party B shall make advance payment for the remaining balance and get repaid using the co-managed account in accordance with the co-managed account’s transaction flow procedure.

4. The balance in the backup reserve account shall not be less than RMB1 million. If the balance is less than RMB1 million, Party B shall initiate an application to let the co-managed account make up the balance in accordance with the co-managed account’s transaction flow procedure.

5. Party B shall only pay for expenses within budget with the backup reserve. Party B shall submit a written application to Party A at least 3 days before making payments for expenses exceeding budget and both parties have to agree to the payment. If there is objection, execute in accordance with the Supplementary Agreement.

6. The appendix serves as part of the supplementary agreement and has the same legal effect.

Domestic TV series Here to Heart Joint Production Agreement

Supplementary Agreement (II)

Party A: Jumei Media Wuxi Co., Ltd.

Address: No. 2009 Lihu Road, Wuxi City

Phone: +86-510-85175517

Party B: Horgos Guanda Television Culture Communication Co., Ltd.

Address: Room 409, Fuxing Plaza, 109 Yandang Road, Shanghai

Tel: 021-63233329

After friendly negotiation, both parties reached an agreement on the "Jointly Production Agreement for the Domestic TV Drama "The Here to Heart" and the Supplemental Agreement for the Joint Production of the Chinese TV Drama "The Here to Heart" (hereinafter referred to as the original agreement) signed by both parties. For compliance by all parties:

I. Both parties agree that the original agreement, article IV, 1, (1) was revised to:

IV, 1, (1) Both Party A and Party B confirm that the total budget for the production of the drama is approximately RMB 210 million (RMB210,000,000). Party A invests 40%, that is RMB84 million (RMB84,000,000). Party B invests 60%, that is, RMB126 million (RMB126,000,000). A detailed budget shall be submitted by Party B 15 days before the start-up, and the final production cost shall be based on the total production cost in the settlement report provided by Party B. If the total production cost in the settlement report exceeds the total amount of the budget, it shall be executed in accordance with Article IV 1, (2).

2. The two parties agreed that the boot time was changed to August 10, 2017. The payment time was changed according to the original agreement and the payment proportion remained unchanged. The two parties shall determine the payment time, payment method and phased payment ratio of the investment funds of the brush as follows:

l) After Party B submits detailed budget and confirmed by Party A, the two parties shall pay 30% of the total amount of investment that they should bear within 3 days. Party A shall account for 40% of the total investment and shall pay RMB25.2 million (RMB25,200,000) for the entire investment. The total investment of Party B accounts for 60% of the total investment. The total amount paid by the Party B shall be paid in RMB37.8 million (RMB37,800,000). The detailed budget submitted by Party B shall be sealed by Party A and Party B, and the two parties shall each keep one copy for record.

2) Within 3 days before start-up or on August 6, 2017 (early morning), both parties will pay 30% of the total amount of investment they should bear. Party A's 40% of the total investment will be paid to RMB25.2 million (RMB25,200,000); Party B accounted for 60% of the total investment in the RMB37.8 million (RMB37,800,000);

3) More than half of the shooting time or no later than September 25, 2017 (refer to the earlier one), each party should bear 20% of the total amount of investment. Based on investment proportion, Party A accounts for 40% of the total investment to RMB16.8 million (RMB16,800,000), Party B accounts for 60% of the total investment to RMB25.2 million (RMB25,200,000).

4) 7 days prior to the fixing date or no later than November 3, 2017 (refer to the earlier one), the two parties should pay for the remaining investment of the total amount, Party A accounts for 40% of the total investment to RMB16.8 million (RMB16,800,000), Party B accounts for 60% of the total investment to RMB25.2 million (RMB25,200,000).

III, 4.5. The two parties agreed to make the following changes to the contents of Article V.2 of the original agreement:

V. 2. Allocation of investment income: Party A and Party B agree that all proceeds of the show are distributed according to actual investment income of the parties: Party A and Party B agree that all proceeds of the show are allocated according to the actual investment proportion of the parties, ie if Party A’s actual investment proportion is 40% If Party A should allocate 40% of all proceeds of the show and Party B actually invests 60%, Party B shall allocate 60% of all proceeds of the show, and so on. "Return" = income without VAT tax items (total issue amount and placement of advertisements or sponsorships) - project cost (including costs for placement production, etc.) - issuance fee - implanted advertisement or fee-based agency fee

Except for the above amendments, the rest of Article V.2 of the original agreement remains unchanged.

IV. If the original agreement is inconsistent with this Supplementary Agreement (1), the Supplementary Agreement (1) shall prevail.

V. This Supplementary Agreement (1) shall be in duplicate and shall be held by both parties with the same legal effect.

VI. This Supplemental Agreement (B) takes effect on the date of the seal of the parties.

Party A: Jumei Media Wuxi Co., Ltd.

Stamp: /Stamp/ Jumei Media Wuxi Co., Ltd.

     /s/ Chen Ou

Party B: Horgos Guanda Television Culture Communication Co., Ltd.

Stamp: Horgos Guanda Television Culture Communication Co., Ltd.

     /s/ Signatory

date of the seal: July 28, 2017